Exhibit 99.1

OpGen Announces 2015 Fourth Quarter and Full Year Financial Results

Fourth quarter revenue increases 18% over prior year period to $1.3 million

Conference call begins at 10:00 a.m. Eastern time today

GAITHERSBURG, Md. (March 30, 2016) – OpGen, Inc. (NASDAQ: OPGN), a precision medicine company using molecular diagnostics and bioinformatics to combat infectious disease, today reported financial and operational results for the fourth quarter and year ended December 31, 2015. OpGen reported total revenue for the fourth quarter of 2015 of $1.3 million, compared with $1.1 million for the fourth quarter of 2014, an 18% increase. Revenue from product sales increased approximately 220% in the fourth quarter of 2015 to $1.3 million compared with $0.4 million in the fourth quarter of 2014. The increase was attributable to sales of rapid pathogen ID molecular diagnostic products following the company’s acquisition of AdvanDx in July.

Total revenue for 2015 was $3.2 million, compared with $4.1 million for 2014. Product sales, which includes the company’s rapid pathogen ID molecular diagnostic products, increased approximately 120% for the year to $2.7 million up from $1.2 million in 2014. This was offset by a $2.1 million decrease in collaboration revenue as a result of the completion of a genome mapping technology development agreement. Product sales and services gross margin was constant at 45% for 2015 and 2014 reflecting the contribution of our higher margin QuickFISH® products and partial overheads from the start-up of our CLIA lab operation. Total operating expenses for the fourth quarter of 2015 were $6.2 million compared with $2.5 million for the fourth quarter of 2014, and were $18.2 million for the year compared with $9.7 million for 2014. The net loss available to common stockholders for the fourth quarter of 2015 was $4.7 million, or $0.38 per share, and for the year it was $17.6 million, or $2.20 per share. The company had cash and cash equivalents of $7.8 million as of December 31, 2015, compared with $0.7 million as of December 31, 2014.

"During 2015 we transformed OpGen into a precision medicine company with the goal of helping improve antibiotic therapy and combating drug-resistant infections globally," commented Evan Jones, chairman and chief executive officer of OpGen. “Results for the fourth quarter and fiscal 2015 reflected the success of our emerging molecular information business with solid revenue growth from product sales and an expanding portfolio of high value molecular diagnostic products and services.”

Key 2015 developments included:

•	Completed an initial public offering, raising $17.1 million in gross proceeds

•	Completed a $6 million financing with Merck Global Health Innovation Fund, LLC (Merck GHI)

•	Acquired AdvanDx, Inc., a market leader in rapid molecular testing for microorganism identification

•	Expanded management team with addition of Kevin Krenitsky, MD, President, former CCO and COO of Foundation Medicine, Inc.; Tim Dec, CFO; and Geoff McKinley, SVP R&D and Business Development

•	Launched Acuitas® Resistome Test, Acuitas Whole Genome Sequencing and Acuitas Lighthouse™ bioinformatics platform
•	Chosen by the District of Columbia Hospital Association (DCHA) to track the threat of potentially lethal multidrug-resistant infections in a major metropolitan region
•	Completed initial proof of concept development for new molecular method of determining Gram negative bacteria antibiotic resistance
•	Established 12 person sales & marketing organization to help drive revenue growth of the company’s products and services
•	Expanded relationship with Fluidigm Corporation and entered into a new agreement for potential development of screening and surveillance testing products and services for multidrug-resistant organism (MDRO) genes of pathogens, such as bacteria, fungi and viruses
•	Published study results in the American Journal of Clinical Pathology on the benefits of using the company’s rapid Staphylococcus QuickFISH test at Winter Haven Hospital in Winter Haven, Fla.

Mr. Jones added that “The results of the Winter Haven study announced in December on the benefits of using our rapid Staphylococcus QuickFISH Test demonstrate the clinical and cost benefits of molecular diagnostic products. In this study, the hospital calculated an annual savings of more than $760,000 from using our test, which resulted in a 30% reduction in patient length of stay and a 65% reduction in vancomycin use.

In December we began sample collection activities in support of the DCHA and Washington DC’s public health department’s comprehensive citywide evaluation, HARP-DC (Healthcare facility Antibiotic Resistance Prevalence-District of Columbia), to gauge the prevalence of the multidrug-resistant Gram-negative bacteria Carbapenem-resistant Enterobacteriaceae (CRE) in healthcare facilities throughout the District of Columbia. The HARP-DC study marks the first effort of this kind in the District to proactively combat CRE, heeding the CDC’s call by banding together a city’s healthcare providers, public health departments and industry representatives using a highly collaborative and forward-thinking, innovative approach with advanced molecular technology.”

Mr. Jones concluded, “We are well positioned to become a leader in the transformational shift in infectious disease management to precision medicine solutions driven by innovation in bioinformatics and clinical diagnostics. Our emerging molecular information business includes FDA-cleared rapid diagnostics for pathogen ID, rapid tests in development for helping determine antibiotic resistance, Acuitas Lighthouse™ bioinformatics, and CLIA Lab services and databases for MDRO surveillance and patient management. We are progressing development of new automated QuickFISH and rapid molecular antibiotic resistance information products and we have a number of additional strategic initiatives underway at the company. We anticipate continued growth for the company during the year as we build momentum for our rapid diagnostics, bioinformatics and CLIA lab service offerings.”

Conference Call and Webcast

OpGen management will hold a conference call today beginning at 10:00 a.m. Eastern time to discuss the company’s financial performance for the fourth quarter and year ended December 31, 2015 and other business activities. The call can be accessed by dialing (888) 883-4599 (domestic) or (484) 653-6821 (international) and providing passcode 69545917.

A live webcast of the conference call can be accessed by visiting the investors section of the company’s website at http://ir.opgen.com. A replay of the webcast will be available shortly after the conclusion of the call.

A telephone replay also will be available from 1:00 p.m. Eastern time March 30, 2016 through 11:50 p.m. Eastern time April 4, 2016 by dialing (855) 859-2056 from within the U.S. or (404) 537-3406 from outside the U.S. All listeners should provide passcode 69545917.

About MDROs

Multidrug-resistant organisms (MDROs) are common bacteria that have developed resistance to multiple classes of antibiotics. They are a leading cause of hospital-acquired infections and are associated with an increase in morbidity and mortality. Each year, more than 2 million Americans acquire infections that are resistant to antibiotics and every year in the U.S. about 23,000 people die from them. The annual cost of treating these infections is estimated to be between $20 billion to $35 billion. Asymptomatic carriers are at a higher risk of an MDRO infection and become reservoirs for transmission to other patients in health care systems if not accurately identified early. Since there are many types of antibiotic-resistant organisms, and the way they cause disease is dictated by their genetics, knowing the exact genetic profile of these organisms is a key step to preventing their ability to infect.

About OpGen

OpGen, Inc. is developing and deploying precision medicine tools to combat infectious disease in global healthcare settings, helping clinicians improve patient outcomes by providing more rapid information about life-threatening infections and decreasing the spread of infections caused by multidrug-resistant microorganisms. OpGen offers a full portfolio of in vitro diagnostic products and clinical laboratory services that employ state-of-the-art molecular diagnostics and bioinformatics. Its QuickFISH® products are a suite of FDA-cleared and CE-marked diagnostics used to rapidly detect pathogens in positive blood cultures. Clinical laboratory services utilize the Acuitas® products, including the MDRO Gene Test, the Resistome Test, microbial Whole Genome Sequence Analysis, and Acuitas Lighthouse™ bioinformatics platform designed to detect, type, track and trend antibiotic resistant organisms in real-time. Learn more at www.opgen.com.

Forward-Looking Statements

This press release includes statements relating to the company's Acuitas MDRO Gene Test and Acuitas Lighthouse and QuickFISH products, and commercialization plans for these products and services. These statements and other statements regarding our future plans and goals constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations. Factors that could cause our results to differ materially from those described include, but are not limited to, the rate of adoption of our products and services by hospitals and other health care providers, the success of our commercialization efforts, the effect on our business of existing and new regulatory requirements, and other economic and competitive factors. For a discussion of the most significant risks and uncertainties associated with OpGen's business, please review our filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

OpGen

Michael Farmer

Director, Marketing

(240) 813-1284

mfarmer@opgen.com

InvestorRelations@opgen.com

Investors

LHA

Kim Sutton Golodetz

(212) 838-3777

kgolodetz@lhai.com

or

Bruce Voss

(310) 691-7100

bvoss@lhai.com

(Tables follow)

OpGen, Inc.
Consolidated Statements of Operations

	Three months ended		12 months ended
	12/31/2015	12/31/2014	12/31/2015	12/31/2014

Revenue
Product sales	$1,268,550	$394,782	$2,701,142	$1,236,349
Laboratory services	33,275	99,570	120,476	478,909
Collaborations revenue	27,762	627,780	336,102	2,411,120
Total revenue	1,329,587	1,122,132	3,157,720	4,126,378

Cost of products sold	391,515	111,675	1,179,771	425,541
Cost of services	169,111	149,318	367,802	526,196
Research and development	2,105,892	1,068,178	6,002,941	4,368,302
General and administrative	2,140,499	660,336	5,834,642	2,312,935
Sales and marketing	1,342,889	474,367	4,305,444	2,058,085
Transaction costs	687	-	526,283	-
Total operating expenses	6,150,593	2,463,874	18,216,883	9,691,059

Operating loss	(4,821,006)	(1,341,742)	(15,059,163)	(5,564,681)

Other income (expense)
Interest income	1,411	36	26,657	156
Interest expense	(38,896)	(63,877)	(1,801,320)	(111,345)
Change in fair value of derivative financial instruments and other	-	-	(647,342)	4,400
Total other income (expense)	(37,485)	(63,841)	(2,422,005)	(106,789)

Tax provision (benefit)	(130,757)	-	(129,095)	-

Net loss	(4,727,734)	(1,405,583)	(17,352,073)	(5,671,470)

Preferred stock dividends	-	(168,334)	(243,762)	(627,133)
Net loss available to common stockholders	$(4,727,734)	$(1,573,917)	$(17,595,835)	$(6,298,603)

Net loss per common share - basic and diluted	$(0.38)	$(3.41)	$(2.20)	$(16.25)
Weighted average shares outstanding - basic and diluted	12,540,755	461,938	7,980,995	387,590

OpGen, Inc.
Consolidated Balance Sheets
December 31,

	2015	2014
Assets
Current assets
Cash and cash equivalents	$7,814,220	$749,517
Accounts receivable, net	678,646	503,983
Inventory, net	826,012	369,742
Prepaid expenses and other current assets	572,489	90,233
Total current assets	9,891,367	1,713,475

Property and equipment, net	1,074,710	587,956
Deferred IPO issuance costs	-	296,041
Intangible assets, net	1,888,814	-
Goodwill	637,528	-
Other noncurrent assets	270,327	57,459
Total assets	$13,762,746	$2,654,931

Liabilities, Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$2,285,792	$1,160,081
Accrued compensation and benefits	1,081,270	423,099
Deferred rent, current portion	303,719	26,000
Accrued liabilities	920,286	967,657
Deferred revenue	50,925	339,171
Short-term notes payable	-	1,505,000
Current maturities of long-term capital lease obligations	251,800	100,499
Short term convertible notes, net of discounts	-	1,500,000
Total current liabilities	4,893,792	6,021,507

Long-term capital lease obligations and other liabilities	377,908	134,149
Notes payable	1,000,000	-
Total liabilities	6,271,700	6,155,656

Commitments and contingencies

Redeemable convertible preferred stock
Series A redeemable convertible preferred stock, $.01 par value; 6,000,000 shares authorized and 3,999,864 shares issued and outstanding at December 31, 2014 (none in 2015), repsectively; aggregate liquidation preference of $7,999,728 at December 31, 2014	-	4,564,899
Total redeemable convertible preferred stock	-	4,564,899

Stockholders' equity (deficit)
Common stock, $.01 par value; 200,000,000 shares authorized; 12,547,684 and 493,177 shares issued and outstanding at December 31, 2015 and 2014, respectively	125,477	4,932
Additional paid-in capital	121,490,994	88,701,737
Accumulated other comprehensive loss	(1,059)	-
Accumulated deficit	(114,124,366)	(96,772,293)
Total stockholders’ equity (deficit)	7,491,046	(8,065,624)

Total liabilities, preferred stock and stockholders’ equity (deficit)	$13,762,746	$2,654,931

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